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EXHIBIT 10.24.3

AMENDMENT ONE TO
THE COCA-COLA COMPANY DEFERRED COMPENSATION PLAN
As Amended and Restated Effective December 17, 2003

        WHEREAS, pursuant to Section 8.4 of The Coca-Cola Company Deferred Compensation Plan (the "Plan"), the Compensation Committee of the Board of Directors may amend the Plan at any time;

        WHEREAS, the American Jobs Creation Act of 2004 added new tax requirements in Internal Revenue Code (the "Code") Section 409A, applicable to nonqualified deferred compensation plans including the Plan;

        WHEREAS, subsequent Internal Revenue Service guidance provided transition rules for deferrals subject to the new requirements;

        WHEREAS, until a new Plan document is required to be adopted (currently no later than December 31, 2006), the Plan is to be operated in good faith compliance with the new rules;

        NOW THEREFORE, the Plan is hereby amended to add a new Article IX as follows:

ARTICLE IX
DEFERRALS SUBJECT TO SECTION 409A: INTERIM OPERATION
AND TRANSITION

        9.1    Section 409A

        The American Jobs Creation Act of 2004 added new Code Section 409A. Certain deferrals under this Plan (generally, deferrals after December 31, 2004) are subject to Code Section 409A and the regulations thereafter. This Article details certain interim transition provisions allowed by the Internal Revenue Service, and is intended to apply until a restated Plan document is adopted.

        9.2    Special Election with Respect to 2004 Bonus (Paid in March 2005)

        Pursuant to the transition relief provided in Internal Revenue Service Notice 2005-1, the requirement in Code Section 409A(a)(4)(B) relating to timing of elections (i.e. requiring elections to be made prior to the beginning of the taxable year in which the services are performed giving rise to the compensation) shall not be applicable to deferrals of the 2004 Bonus (paid in March 2005), provided that the election is made prior to March 1, 2005 and the other requirements of Notice 2005-1 are met. Eligible Employees shall be allowed to elect to defer or increase an existing deferral election for the 2004 Incentive (paid in March 2005) so long as such election is made no later than March 1, 2005.

        9.3    Special Revocation Election with Respect to Deferrals Subject to Section 409A

        Pursuant to the transition relief provided in Internal Revenue Service Notice 2005-1 and the proposed regulations under Code Section 409A, Participants who had elected to defer compensation subject to Code Section 409A may revoke or reduce certain deferral elections, as outlined below:

Item	Action Allowed	When Included in Income
2004 Bonus (Paid in March 2005)	Full revocation only	2005
2005 Salary	Full revocation only	2005
2005 Bonus (Paid in March 2006)	Revocation or reduction	2006

        Gains and losses on deemed investments will not be applied and Participants will have no claim to any deemed gains. No interest will be paid on any amounts. Such revocation must be elected by December 1, 2005.

        9.4    Good Faith Compliance

        For deferrals subject to Code Section 409A, the Plan shall be operated in good faith compliance with Code Section 409A until final Internal Revenue Service guidance is issued. Such good faith operation shall include the plan changes outlined below which are effective for all deferrals subject to Code Section 409A. The Plan document shall be amended and restated no later than the deadline prescribed by the Internal Revenue Service (currently December 31, 2006) to reflect all provisions required by Code Section 409A and the regulations thereunder.

	Old/Grandfathered Provisions (for 2004 and earlier Plan Years)	New Provisions (for 2004/05, 2005 and later Plan Years)
Nonscheduled Withdrawals	Nonscheduled withdrawals permitted, with a forfeiture and participation penalty.	Nonscheduled withdrawals (other than hardship withdrawals) are not available for 2004/05 and later Plan year balances.

Changing Scheduled Distribution Elections	• There is a limit of two changes during participation in the Plan.
	• The new payment start date must be at least two years later than the previous start date and made 12 months in advance of the original payment date.	• There is no limit to the number of changes. • The new payment start date must be at least five years later than the previous start date and made 12 months in advance of the original payment date.

Definition of "Retirement"	For purposes of this Plan, five years earlier than the Participant's earliest retirement date under the Company's Employee Retirement Plan (generally age 50 with 5 years of service or age 55).	To receive balance as elected, at termination, Participant must be age 50 with 5 years of service or age 55 with no service requirement. Otherwise, a lump sum is paid after termination.

Distribution Options for "Retirement"	Lump sum or 5, 10 or 15 annual installments, beginning after the quarter that the Participant retires or later, as long as the balance is entirely paid by the time your reach age 85. Installments require a balance of $50,000 or more.	Same, except payments begin in February of the year after the year the Participant separates from service, or such later February that the Participant elects.

Changing Retirement Distribution Elections	One time, a Participant may collapse all of the Retirement distribution elections into one election that will govern the payment method or postpone its timing.	• Collapsing of distributions is no longer permitted. • There is no limit to the number of changes.

Retirement/Termination Payment Timing	Distributions are paid (or installments commence) after the quarter following your termination of employment.	• Lump sums are paid (or installments commence) in February of the year following the year the Participant separates from service.
• Payments to "key employees" cannot be earlier than six months after separation from service, except if due to disability, death or, possibly, a change in control of the Company.

Involuntary Termination Distribution	Participant could elect to receive a lump sum or 5 or 10 annual installments, with payment the quarter following termination. To receive installments, the Participant's balance must be $50,000 or more.	Not treated as a distinct distribution event. If at termination the Participant is age 50 with 5 years of service or age 55 with no service requirement and the Participant's balance is $50,000 or more, the Participant may receive payment in a lump sum, or 5, 10 or 15 annual installments, starting either at termination or later, provided that the balance is entirely paid by the time the Participant reaches age 85.

Stock Option Deferrals	Allowed for Tier 1 under certain circumstances.	No longer allowed.

Newly-Eligible Participants	Allowed to enroll only at open enrollment	May participate as long as deferral electives are made within 30 days.

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AMENDMENT ONE TO THE COCA-COLA COMPANY DEFERRED COMPENSATION PLAN As Amended and Restated Effective December 17, 2003